UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Lakes Drive, Northfield, Illinois		60093-2000
(Address of Principal executive offices)		(Zip Code)

Registrant’s Telephone number, including area code: (847) 646-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 30, 2009, we entered into a revolving credit agreement (the “Revolving Loan Agreement”) for a three-year senior unsecured revolving credit facility in an aggregate principal amount of $4.5 billion with the lenders named therein and Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as joint bookrunners, and Deutsche Bank AG New York Branch and Citibank, N.A., as co-administrative agents. The Revolving Loan Agreement replaces our existing $4.5 billion five-year revolving credit agreement (the “Existing Revolving Credit Agreement”), dated as of April 15, 2005, which was terminated on November 30, 2009. Under the Revolving Loan Agreement, we and certain of our subsidiaries that may be designated by us may borrow advances up to the aggregate amount of the unused commitments under the revolving facility on or after November 30, 2009 and prior to the termination of the Revolving Loan Agreement. Under the Revolving Loan Agreement, we guarantee the obligations of any subsidiary borrower. At our request, the amount of the revolving facility may be increased by up to $500 million in the aggregate upon agreement by the lenders providing the increased commitments. The Revolving Loan Agreement will terminate on November 30, 2012, provided that we may, on no more than three occasions, request that the lenders extend their commitments for successive one-year periods. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on LIBOR or base rate, at our election, plus an applicable margin based on our three-year credit default swap mid-rate spread (as determined pursuant to the Revolving Loan Agreement).

The Revolving Loan Agreement requires us to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses) of not less than $23 billion, which minimum level would be increased, if the proposed acquisition of Cadbury plc is consummated, by 75% of any increase in such total shareholders’ equity as a direct result of certain issuances by us of equity securities to finance the proposed acquisition of Cadbury plc or to refinance certain indebtedness. The Revolving Loan Agreement also contains customary representations, covenants and events of default.

We expect to use the Revolving Loan Agreement for general corporate purposes, including for working capital purposes, and to support our commercial paper issuances. Some of the lenders under the Revolving Loan Agreement and their affiliates have various relationships with us and our subsidiaries involving the provision of financial services, including cash management, investment banking and trust services. In addition, we and certain of our subsidiaries have entered into foreign exchange and other derivative arrangements with certain of the lenders and their affiliates.

The foregoing description of the Revolving Loan Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which will be filed with our Annual Report on Form 10-K for the year ended December 31, 2009.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding the proposed acquisition of Cadbury plc. Such statements include statements about certain issuances by Kraft Foods of equity securities to finance the proposed acquisition of Cadbury plc or to refinance certain indebtedness , and other such items, based on our plans, estimates and projections. These forward-looking statements involve risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in any such forward-looking statements. Such factors include, but are not limited to, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the proposed acquisition, and the risk factors set forth in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this Current Report on Form 8-K, except as required by applicable law or regulation.

ADDITIONAL U.S.-RELATED INFORMATION

The description contained herein is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury plc or Kraft Foods. Subject to future developments, Kraft Foods intends to file a registration statement and tender offer documents with the SEC in connection with the proposed combination. Cadbury plc shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they will contain important information. Those documents, when filed, as well as Kraft Foods’ other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.Kraftfoodscompany.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRAFT FOODS INC.

Date: December 1, 2009	By:	/S/ CAROL J. WARD
	Name:	Carol J. Ward
	Title:	Vice President and Corporate Secretary